1120 S. Capital of TX Hwy, Bldg. 1, Ste. 300
Austin, Texas 78746
USA Phone: 512.279.5100
FAX: 512.279.5105

March 5, 2018

John Molesphini 111 Indigo Run CV Austin, TX 78738

Dear John:

Apollo Endosurgery, Inc. ("Apollo" or the "Company") is extremely pleased to provide an offer of full-time employment with our company in the position of Executive Vice President, Operations. We expect that your employment with the Company will start on or about Monday, April 2, 2018, subject to your acceptance of the terms of this offer letter.

As the Executive Vice President, Operations, you will report to Apollo's CEO. You will be responsible for working in adherence to Apollo's quality systems including completing new hire training within 30 days of employment and additional training within the timelines and standards of Apollo's training policies. Your responsibilities may be adjusted by your supervisor from time to time.

As a full-time Apollo employee, you will receive the following compensation and benefits, which the Company may modify from time to time, in its discretion:

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Salary: Upon employment, you will receive a starting salary of $11,833.33 per pay period (before applicable withholding and taxes) as your base salary to be paid on the Company's regular paydays on a semi-monthly basis (24 pay cycles per year and pay dates are typically on/about the 15th and last work day of the month). As an exempt salaried employee, you will not be eligible for overtime premiums.

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Annual Bonus: Effective upon your hire date, you will be eligible to participate in Apollo's Corporate Bonus Plan ("Corporate Bonus"). Your incentive target will be 35% of your base salary earnings for the plan year, payable in accordance with the Company's standard policies and practices. You must remain actively employed through the bonus payment date in order to maintain Corporate Bonus payment eligibility for the previous fiscal year. Corporate Bonus achievement will be based upon mutually agreed milestones and other relevant criteria; however, the decision of whether or not such criteria have been met will be at the sole discretion of management. Please note that the determination to pay annual bonuses each year is solely within the discretion of the Board of Directors of the Company. No bonus is guaranteed.

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Employee Stock Option: You will be granted an Incentive Stock Option to purchase shares of Company Common Stock equivalent in value to $250,000 ,(calculated based on the most current Black Sholes Value), subject to Board of Director approval. The granting of these options will be governed by the Company's 2017 Equity Incentive Plan and an option agreement, which the Company will provide you upon request or when you receive your grant. These documents will govern and control your options and any stock issued upon exercise of your options. You should look to these documents for a complete description of the option's terms, but, to summarize, the exercise price of your options will be equal to the fair market value per share of Company's Common Stock on the date of grant, as determined by the Company's Board of Directors, and your options, after the initial vesting of 25% of the shares subject to the option at the one year anniversary of the date of your employment, will vest thereafter in equal monthly installments over thirty-six (36) months, based on continued employment.

•	Vacation: You will be eligible for the Company's vacation plan which provides that you accumulate five (5) hours of vacation per pay period. Per the company's policies, you will be entitled to ten (10) days of sick time per calendar year, which will not carry over to the next calendar year, prorated based on date of hire.

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Health Care Plan and Other Benefits: You will be entitled to participate in the Company's health care plan and all of the other Company standard benefits on the first of the month following your start date, subject to the terms and conditions of such plans.

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COBRA: Should you have a lapse in health benefits from the time you leave your current employer until the date your Apollo health benefits are effective, the Company will reimburse you for the cost of continuing your coverage during that time period.

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Indemnification: When your employment commencing with the Company and upon approval of the board of directors, you will receive a separate indemnification agreement to enter into as an executive of the Company.

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Change in Control Agreement: When your employment commences and pending board of director approval, the Company will provide you with a Change in Control agreement that will offer the equivalent benefit in terms of length of severance and equity acceleration as other Company executives.

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Travel and Other Expenses: You will be entitled to reimbursement by the Company for all reasonable travel, lodging, and other expenses actually incurred in connection with the performance of your duties, against receipts or other appropriate written evidence of such expenditures as required by the appropriate United States Internal Revenue Service regulations and our Company's standard policies and practices.

The Company requires all job candidates to complete a standard background/reference check and to undergo screening for the presence of illegal drugs as a condition for employment. This offer is contingent upon satisfactory completion of both requirements. In the event that employment commences prior to the Company's receipt of any such screening reports, it is the understanding of the employee and the Company that the employee will be immediately discharged in the event of an unsatisfactory result.

As a Company employee, you will be expected to abide by the Company's policies and procedures. As a condition of employment, you will be required to execute and comply with the Company's enclosed standard Invention, Confidential Information and Non-Competition Agreement.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company will be terminated.

Your employment relationship with Apollo will be what is called "at will." That is, even after accepting this employment offer, you will have the right to quit at any time, and the Company will have the right to end your employment relationship with the Company for any reason, with or without cause, or for no reason. Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any other written or verbal statements made to you during negotiations about working at Apollo) is intended to or does create anything but an at will employment relationship. Only the Company's Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time. Such modification must be in writing, approved by the Board of Directors, and signed by an authorized Company representative.

You agree that you will not use in the performance of your duties, nor disclose to any Apollo employee, any confidential information or trade secrets of any former employer or other person which would violate your legal obligations to those parties. Performance of your duties at Apollo will only require information and knowledge which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Apollo. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

The terms and conditions of the offer reflected will remain open until the earlier of the execution of this letter and the Invention, Confidential Information and Non-Competition Agreement or until the close of business on Wednesday, March 7, 2018, unless revoked before then by the Company. Upon execution, this letter, together with the Invention, Confidential Information and Non-Competition Agreement, contains the entire agreement among the parties relating to your proposed employment with the Company and supersedes any previous agreements, including consulting agreements, communications or offers of any kind, written or verbal, between the parties. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by an authorized Company representative.

John, we have enjoyed speaking with you about this opportunity, and we are excited to invite you to join the Apollo team! We believe that you can make a significant contribution to the success of the Company, and we are eager to have you join us and help us to revolutionize surgery.

Sincerely,

/s/ Mary League

Mary League
Vice President, Human Resources

Accepted and agreed:

John Molesphini
Employee Name - printed

/s/ John Molesphini
Employee Name - Signature